Exhibit 2.4
Dated March 16, 2011
DEBENTURE TRUST DEED
amongst
Dr. REDDY’S LABORATORIES LIMITED
(as the Issuer)
and
IDBI TRUSTEESHIP SERVICES LIMITED
(as the Debenture Trustee)

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATIONS	3
2. APPOINTMENT OF DEBENTURE TRUSTEE AND CONSTITUTION OF THE TRUST	5
3. AMOUNT OF DEBENTURES AND COVENANT TO PAY PRINCIPAL AND INTEREST	5
4. LISTING	6
5. FORM OF THE DEBENTURES	6
6. REPRESENTATIONS, WARRANTIES AND COVENANTS	6
7. UNDERTAKINGS OF THE ISSUER	8
8. EVENTS OF DEFAULT AND REMEDIES	10
9. REALISATION OF MONIES	12
10. RECEIPT OF DEBENTURE HOLDERS	12
11. TRUSTEE NOT TO RECOGNISE ANY INTEREST IN THE DEBENTURES	12
12. DEBENTURES FREE FROM EQUITIES	12
13. AUTHORISED INVESTMENTS	13
14. REGISTER OF DEBENTURE HOLDERS	13
15. POWERS OF THE DEBENTURE TRUSTEE	13
16. DEBENTURE REDEMPTION RESERVE	13
17. LIMITATION OF LIABILITIES OF DEBENTURE TRUSTEE	13
18. BREACH OF COVENANT BY THE ISSUER MAY BE WAIVED	16
19. POWER OF TRUSTEES TO DELEGATE/APPOINT AGENTS	16
20. DEBENTURE TRUSTEE MAY CONTRACT WITH ISSUER	16
21. DEBENTURE TRUSTEE’S REMUNERATION	16
22. SURRENDER	17
23. MODIFICATIONS TO THESE PRESENTS	17
24. RETIREMENT & REMOVAL OF DEBENTURE TRUSTEE	17
25. NOTICES	18
26. WAIVER	18
27. MISCELLANEOUS	19
28. SEVERABILITY	19
29. EFFECTIVE DATE	19
30. GOVERNING LAW	20
31. JURISDICTION	20
32. INCONSISTENCY	20
SCHEDULE I	21
SCHEDULE II	23
SCHEDULE III	29

(i)

DEBENTURE TRUST DEED
This Debenture Trust Deed (the “Deed”) is made at Mumbai on this 16th day of March, 2011 amongst:
1.
DR. REDDY’S LABORATORIES LIMITED, a Company incorporated under the Companies Act, 1956 and having its registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh — 500 016 (hereinafter referred to as the “Issuer / Company” which expression shall unless excluded by or repugnant to the context or meaning thereof, be deemed to include its successors and assignees) of the ONE PART; and

2.
IDBI TRUSTEESHIP SERVICES LIMITED, a company incorporated under the Companies Act, 1956 having its registered office at Asian Building, Ground Floor, 17, R. Kamani Marg, Ballard Estate, Mumbai 400 001, acting in its capacity as Debenture Trustee for the benefit of the Debenture Holder (as defined hereunder) (hereinafter referred to as the “Debenture Trustee”, which expression shall unless excluded by or repugnant to the context or meaning thereof, be deemed to include its successors and assignees) of the OTHER PART.

The Issuer and the Debenture Trustee are hereinafter collectively referred to as “Parties” and individually referred to as a “Party”.

WHEREAS
(A)	The Company is a fully integrated pharmaceutical company. Its purpose is to provide affordable and innovative medicines through its three core businesses:
(a)	Pharmaceutical Services and Active Ingredients, comprising of Active Pharmaceuticals and Custom Pharmaceuticals businesses;

(b)	Global Generics, which includes branded and unbranded generics; and
(c)	Proprietary Products, which includes New Chemical Entities (NCEs), Differentiated Formulations, and Generic Biopharmaceuticals
(B)
The Company was originally incorporated under the name and style of ‘Dr. Reddy’s Laboratories Private Limited’ in the State of Andhra Pradesh on February 24, 1984. Subsequently, the Company was converted into a public limited company after complying with the necessary provisions of The Companies Act, 1956 and obtaining from the Registrar of Companies, Andhra Pradesh, Hyderabad on December 6, 1985 a fresh Certificate of Incorporation consequent to the change of name of the Company to ‘Dr. Reddy’s Laboratories Limited’.

(C)	The share capital structure of the Company as on March 31, 2010 is as under:
I.	Authorised Share Capital

Amount in Rs.

24,00,00,000 equity shares of Rs. 5/- (Rupees Five Only) each	1,20,00,00,000/-
Total	1,20,00,00,000/-
II.	Issued Share Capital

Amount in Rs.

16,88,45,585 equity shares of Rs. 5/- (Rupees Five Only) each *	84,42,27,925/-
Total	84,42,27,925/-
III.	Subscribed & Paid-up Share Capital

Amount in Rs.
16,88,45,385 equity shares of Rs. 5/- (Rupees Five Only) each fully paid up*#	84,42,26,925/-
Total	84,42,26,925/-

*
As on 31st March, 2010, includes 2,45,48,869 equity shares of Rs. 5/- (Rupees Five Only) represented by 2,45,48,869 American Depositary Receipts (“ADR”) issued by the Company. The ADRs of the Company are listed on the New York Stock Exchange.

#	200 equity shares of the face value of Rs. 5/- (Rupees Five Only) each have been forfeited by the Company for nonpayment of calls.

(D)
Pursuant to the resolution dated March 31, 2010, the Board of Directors of the Company approved a scheme of arrangement between the Company and its members under Sections 391-394 of the Companies Act, 1956 (the “Scheme”) for the issuance of unsecured, redeemable, non-convertible, fully paid up bonus debentures of face value of Rs. 5/- (Rupees Five Only) (“Debentures”) to its members by restructuring of the Company’s general reserve (built through retained undistributed profits and forming part of the revenue reserves) (“General Reserve”). The Scheme was approved by the shareholders of the Company in terms of the resolution passed at the Extraordinary General Meeting held on May 28, 2010 and was sanctioned by the Hon’ble High Court of Andhra Pradesh vide its order dated July 19, 2010.

The key terms of the issue of the Debentures have been reproduced herein under the Financial Covenants and Conditions in Schedule I.
(E)
The Debenture Trustee has, at the request of the Issuer, agreed to act as trustee under these presents for the benefit of the Debenture Holder as per consent letter No.3192/ITSL/OPR/CL/10-11/DEB/259, dated March 1, 2011.

(F)	The Issuer and the Debenture Trustee have agreed that the Debentures will be constituted and issued under this Debenture Trust Deed (as defined hereunder).
NOW THIS DEBENTURE TRUST DEED WITNESSETH AND IT IS HEREBY MUTUTALLY AGREED AND DECLARED AMONGST THE PARTIES HERETO AS UNDER:
1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions
In this Deed, unless there is anything in the subject or context inconsistent therewith, the expressions listed below shall have the following meanings:
“Act” shall mean the Companies Act, 1956.
“ADRs” means the outstanding American Depositary Receipts issued by the Company pursuant to the “Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993” and other applicable law, and where relevant shall include the underlying equity shares relating thereto.
“Applicable Law” means all statutes, enactments, acts of legislature or parliament, laws, by-laws, rules, regulations, notifications, circulars, orders, ordinances, codes, guidelines, policies, notices, directions and judgments or other requirements of any Government Authority in any relevant jurisdiction, as applicable to the Party concerned.

“Board” means the board of directors of the Company and shall include a committee duly constituted and authorised by the board of directors for the purposes of matters pertaining to the bonus issuance, the Scheme and/or any other matter relating thereto.
“Capital Reserves” means and includes the capital reserve and the securities premium account as reflected in the accounts of the Company.
“Debentures” shall mean 1,015,516,392 numbers of 9.25% Unsecured Listed Taxable unsecured redeemable, non-convertible fully paid up bonus debentures of Rs. 5/- (Rs. Five each) totally aggregating to Rs. 5,077,581,960 (Rs. Five Hundred Seven Crores Seventy Five Lacs Eighty One Thousand Nine Hundred Sixty Only) of the Issuer held in physical and dematerialized form in accordance with the Depositories Act, 1996 and issued/to be issued in accordance with the terms and conditions stipulated under the Scheme.
“Debenture Holder” shall mean the shareholders of the Company, who have been issued and allotted the Debenture in accordance with the terms and conditions of the Scheme, and on transfer of the Debentures, shall include the Persons who are the beneficial owners of the Debenture and whose names appear in the register of members of the Company or the records maintained by the Depository.
“Date of Allotment” means March 24, 2011.
“Default Interest” means interest at a rate of 9.25% per cent p.a.
“Depository” shall mean the National Securities Depository Limited or, as the case may be, such other depository registered with the Securities and Exchange Board of India, with whom the Issuer has entered into agreement for keeping and dealing the Debenture in dematerialised form.
“Event of Default” shall have the meaning specified in Clause 8.1.
“Face Value” means the face value of the Debenture being Rs. 5/- (Rupees Five Only).
“Financial Covenants and Conditions” shall mean the covenants and conditions on the part of the Issuer to be observed and performed as set out in Schedule I.
“General Reserve” means the general reserve of the Company which has been built through retained undistributed profits and which forms a part of the revenue reserves of the Company, as reflected in the accounts of the Company.
“Government Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.
“High Court” shall mean the High Court of Andhra Pradesh having jurisdiction in relation to the Company and shall include the National Company Law Tribunal, as applicable or such other forum or authority as may be vested with any of the powers of a High Court under the Act.
“Interest” means the interest payable on the Debenture as specified in Schedule I.
“Interest Payment Date” shall be the 24th of March of every year (or the next Business Day, if such day is not a Business Day), till the Redemption Date as specified in Schedule I. The first Interest Payment Date will be March 24, 2012.
“Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets) as a whole, financial condition or results of operations of the Issuer, including revocation of any licenses or permits materially important to the business of the Company, taken as a whole.
“Memorandum” means the memorandum of association of the Issuer.
“Person” shall mean a person, and includes any individual, corporation, firm, partnership, joint venture, association, organization, trust, state or Governmental Authority or other legal entity (in each case, whether or not having separate legal personality).
“R&T Agent” means Bigshare Services Private Limited.
“Record Date” for the purpose of allotment of debenture means March 18, 2011 and for the purpose of payment of first and subsequent interest and redemption means such date as may be fixed by the Board of Directors of the Company for the purpose in compliance with the applicable laws.
“Redemption Price” for each Debenture, shall the face value of the Debenture of Rs. 5 (Rupees Five).
“Register” shall have the meaning assigned to it in Clause 14.
“Special Resolution” shall have the meaning assigned to it in Schedule II.
1.2	Interpretation

In this Deed:
(a)	Words denoting singular shall include plural and vice-versa.

(b)	Words denoting one gender only shall include the other gender.

(c)
All references in these presents to any provision of any statute shall be deemed also to refer to the statute, modification or re-enactment thereof or any statutory rule, order or regulation made thereunder or under such re-enactment.

(d)
All references in these presents to schedules, recitals, sections, sub-sections, paragraphs or sub-paragraphs shall be construed as reference respectively to the schedules, recitals, sections, sub-sections, paragraphs and sub-paragraphs of these presents.

(e)	The provisions contained in the Schedules hereunder written shall have effect in the manner as if they were specifically set forth herein.
2.	APPOINTMENT OF DEBENTURE TRUSTEE AND CONSTITUTION OF THE TRUST

2.1
Subject to the terms, conditions and covenants contained in this Deed, IDBI Trusteeship Services Limited is hereby appointed as the Debenture trustee to act on behalf of the Debenture Holders pursuant to the trust created hereunder and IDBI Trusteeship Services Limited hereby agrees to act as Debenture trustee for the purposes and in accordance with the terms and provisions set forth herein and on the remuneration as mentioned in Clause 21 hereof.

2.2
The Issuer hereby settles in trust with the Debenture Trustee the sum of Rs. 1000/- (Rupees One Thousand only). The Debenture Trustee hereby confirms receipt of and accepts the above amount of Rs. 1000/- (Rupees One Thousand only) in trust hereby declared and, subject to the terms and conditions of this Deed, agrees to act as trustee for the benefit of the Debenture Holders and their successors, transferees, novatees and assignees.

3.	AMOUNT OF DEBENTURES AND COVENANT TO PAY PRINCIPAL AND INTEREST
3.1
The Debenture constituted and issued hereunder are 1,015,516,392 numbers of 9.25% Unsecured, redeemable, non-convertible, fully paid up bonus debentures of the Company denominated in nominal value of Rs. 5/- (Rupees Five only) each, of an aggregate value of Rs. 5,077,581,960 (Rs. Five Hundred Seven Crores Seventy Five Lacs Eighty One Thousand Nine Hundred Sixty Crores only), being issued by way of a bonus issuance to each shareholder of the Company whose name is recorded in the Register of Members and records of the depositary as shareholder of the Company on the Record Date, in the ratio of 6 Debentures of face value Rs. 5/- (Rupees Five Only) each fully paid up in the Company for every equity share of Rs. 5/- (Rupees Five Only) each fully paid up held by such shareholder in accordance with the terms and conditions set out in the Scheme.

3.2	Each of the Debentures constitutes direct, unconditional obligations of the Issuer without any preference inter se.
3.3
The Issuer covenants with the Debenture Trustee that the Issuer shall pay the Redemption Price on redemption of the Debenture and the Interest on the Debenture in accordance with the Financial Covenant and Conditions on the respective due date and shall comply with all its obligations under this Deed including repayment of all other monies payable by the Issuer to the Debenture Trustee and the Debenture Holders in accordance with the terms of this Deed.

4.	LISTING
The Issuer shall list the Debenture on the Wholesale Debt Market Segment of the NSE and /or the BSE.
5.	FORM OF THE DEBENTURES
5.1
The Debentures shall be issued in dematerialized form to the Members who are recorded as holding equity shares of the Company in dematerialized form, or from whom the Company has received a notice in writing prior to the Record Date of details of their account with a depositary participant and who have provided details thereof and such other confirmations as may be required, by direct credit to the account of such Member. For all other Members or in the event that the Company is unable to credit the demat accounts of the aforesaid Members, the Company shall issue Debentures in physical form to such Member. The Debenture issued in dematerialised form shall be in accordance with the provisions of the Depositories Act, 1996 and the regulations made thereunder and issued in accordance with the terms and conditions stipulated under the Scheme.

5.2
The Debenture issued in physical form shall be in the form or substantially in the form set out in Schedule III hereunder written and shall be enclosed with the Financial Covenants and conditions set out in Schedule I hereto.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1
The representations, warrants and covenants made by the Issuer to the Debenture Trustee in this Clause are made as of the date hereof and as of the date of allotment of the Debentures to the Debenture Holders.

6.2	The Issuer hereby represents and warrants to the Debenture Trustee that:
(a)	Corporate Status

The Issuer:
(i)	is a duly organized and validly existing company incorporated in India under the Act;
(ii)	is a public limited company listed on the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the New York Stock Exchange, Inc.; and
(iii)
has power and authority to own its properties and assets and to transact the business in which it is engaged and to do all things necessary or appropriate to consummate the transactions contemplated by this Deed.

(b)	Corporate Power and Authority

The Issuer has the corporate power to execute and deliver and to comply with the provisions of this Deed and that it has taken all necessary corporate and other action to authorise the execution, delivery and performance by it of such other documents as have been executed and delivered as of each date this representation and warranty is made or deemed made in connection with the issue of the Debentures.
(c)	No Violation
Neither the execution and delivery by the Issuer of this Deed nor the other documents as have been executed and delivered in connection with the issue of the Debenture as of each date this representation and warranty is made or deemed made, nor the Issuer’s compliance with or performance of the terms and provisions hereof or thereof (i) will contravene, in any material respect, any provision of any Applicable Law or any order, writ, injunction or decree of any court or government authority, (ii) will conflict or be inconsistent with or result in any material breach of any of the material terms, covenants, conditions or provisions of, in any material respect of, or constitute a material default under, any material contract or instrument to which the Issuer is a party to by which it or any of its property is bound (iii) result in the creation or imposition of any security interest upon or in respect of any of the property or assets of the Issuer owned or may hereafter be acquired by the Issuer (iv) will violate any provisions of the Memorandum and Articles.
(d)	Governmental Approvals
As of the date of this Deed, except for the consent of the approval of the Reserve Bank of India, the High Court of Andhra Pradesh and the Income Tax Department, no clearance, permission or consent of any Governmental Authority, under Applicable Law, is required to authorise, or is required in connection with: (i) the execution, delivery and performance by the Issuer of this Deed or any of the documents executed in connection with the issue of the Debentures; or (ii) the legality, validity, binding effect or enforceability, hereof or thereof, in each case, a lack of which would render execution, delivery and performance by the Issuer of such documents or the issuance of the Debentures to the Debenture Holders void, and which have not already been obtained by the Issuer.
(e)	Litigation
There are no actions, suits or proceedings pending or to the best of the Issuer’s knowledge, threatened against the Issuer, including with respect to governmental, statutory or other approvals, which could reasonably be expected to render execution, delivery and performance by the Issuer of this Deed or the issuance of the Debentures to the Debenture Holders void.
(f)	Tax Returns and Payments
The Issuer has filed all tax returns required by Applicable Law to be filed by it and has paid all taxes payable by it which have become due pursuant to such tax returns, save and except those not yet delinquent and/or contested in good faith.
(g)	Compliance with Statutes
The Issuer is in compliance in all material respects with all Applicable Laws in respect of the conduct of its business and the ownership of its property. All consents and permissions required have been or will be obtained in accordance with the Applicable Laws in connection with the issue of the Debentures.
(h)	Material Adverse Effect
There are no facts or circumstances, conditions or occurrences which could collectively reasonably be expected to result in a Material Adverse Effect.

(i)	Assurance
The Issuer shall execute all such deeds, documents and assurances and do all such acts and things as the Debenture Trustee may reasonably require for exercising the rights under these presents and the Debentures.
(j)	Solvency
(i)
The Issuer is able to, and has not admitted its inability to, pay its debts as they mature and has not suspended making payment on any of its debts, nor, will it become so in consequence of entering into this Deed.

(ii)
The Issuer, by reason of actual or anticipated financial difficulties, has not commenced, and does not intend to commence, negotiations with one or more of its creditors with a view to rescheduling its indebtedness.

(iii)	The value of the assets of the Issuer is more than its respective liabilities (taking into account contingent and prospective liabilities) and it has sufficient capital to carry on its business.

(iv)	The Issuer has not taken any corporate action nor has taken any legal proceedings or other procedure or steps in relation to any bankruptcy proceedings.
(k)	Immunity
The Issuer is not entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.
7.	UNDERTAKINGS OF THE ISSUER

The Issuer hereby undertakes and agrees with the Debenture Trustee that throughout the continuance of this Deed till Maturity, the Issuer shall unless otherwise agreed to by the Debenture Trustee:
(a)
execute and/or do, at its own expense, all such deeds, assurances, documents, instruments, acts, matters and things, in such form and otherwise as the Debenture Trustee may reasonably or by law require or consider necessary in relation to enforcing or exercising any of the rights and authorities of the Debenture Trustee.

(b)
pay the stamp duty on this Deed on or before the execution of this Deed and all reasonable costs of the Debenture Trustee (including legal costs) and other charges, if any, incurred in connection with the stamping and if, any penalty or legal costs or any other charges are paid by the Debenture Holder, the Issuer will pay to the Debenture Trustee the amount thereof and also to deliver to the Debenture Trustee certified copies of the receipts evidencing payment of stamp duty and other charges in connection with the stamping of this Deed. In the event of the Issuer failing to pay such stamp duty, other duties, taxes and penalties as aforesaid, the Debenture Trustee will be at liberty, but shall not be bound, to pay the same and the Issuer shall reimburse the same to the Debenture Trustee on demand with interest thereon at the Default Interest.

(c)
The Issuer shall carry out and conduct its business with due diligence and efficiency and in accordance with sound managerial and financial standards and business practices with qualified and experienced management and personnel, and shall diligently make all efforts to preserve its corporate existence and status and all rights, contracts, privileges and concessions now held or hereafter acquired by it in the conduct of its business and it will materially comply with all Applicable Laws and shall engage in business which is permitted by its Memorandum and Articles.

(d)
The Issuer shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations necessary to enable it lawfully to enter into and perform its obligations under this Deed or to ensure the legality, validity, enforceability or admissibility in evidence in India of this Deed.

(e)	The Issuer shall perform and observe in all material respects including in a timely manner, all of its covenants and agreements contained in this Deed.

(f)	The Issuer shall, as soon as possible but not later than (unless otherwise specified) 7 (seven) Business Days from the occurrence of any of the events set out below:
(A)
forthwith give notice to the Debenture Trustee of occurrence of any Event of Default or any event which, after the notice, or lapse of time, or both, would constitute an Event of Default, specifying the nature of such Event of Default or of such event and any steps the Issuer has taken or proposes to take to remedy the same;

(B)
provide to the Debenture Trustee such further information regarding the financial condition, business and operations of the Issuer as the Debenture Trustee may reasonably request in relation to the payments due to be made on the Debentures;

(C)	on occurrence of any change in Rating, notify the Debenture Trustee, specifying the credit rating applicable to its senior debt;

(D)
shall furnish, upon the request of the Debenture Trustee such documentation and other evidence as is reasonably requested by the Debenture Trustee (including on behalf of any prospective new Debenture Holders) in order for such Debenture Holders or any prospective new Debenture Holders to conduct any “know your customer” or other similar procedures under Applicable Laws.

(g)	The Issuer shall materially comply with:
(A)
All laws, rules, regulations and guidelines, as applicable in respect of the Debentures, including (i) the Securities and Exchange Board of India (Issue and Listing of Debt Securities) Regulations, 2008, as may be in force from time to time during the currency of the Debentures; and (ii) the provisions of the listing agreement entered into by the Issuer with the NSE/ BSE in relation to the Debentures;

(B)
The Securities and Exchange Board of India (Debenture Trustee) Regulations, 1993 as in force from time to time, in so far as they are applicable to the Debenture and furnish to the Debenture Trustee such data, information, statements and reports as may be deemed necessary by the Debenture Trustee in order to enable them to comply with the provisions of Regulation 15 thereof in performance of their duties in accordance therewith to the extent applicable to the Debentures; and

(C)	The provisions of the Act in relation to the issue of the Debentures.
(h)
The Issuer shall promptly and expeditiously attend to and redress the grievances, if any, of the Debenture Holders. The Issuer further undertakes that it shall promptly comply with the reasonable suggestions and directions that may be given in this regard, from time to time, by the Debenture Trustee and shall advise the Debenture Trustee periodically of such compliance.

(i)
The Issuer shall take all necessary steps to procure that the Debenture are listed in accordance with Clause 4 within 15 (fifteen) Business Days of Date of Allotment of the Debenture and that such listing of the Debenture continues till Maturity.

(j)
The Issuer shall intimate the NSE/ BSE by way of a written notice of the commencement of the Record Date at least 10 (ten) clear Business Days prior to the Record Date for Interest/Principal Payment or such other period as applicable.

(j)	The Issuer shall use best efforts to procure that the Debenture are rated and a rating is continued till the Maturity.

(k)
The Issuer shall reimburse all sums paid or expenses incurred by the Debenture Trustee or any attorney, manager, agent or other Person appointed by the Debenture Trustee for all or any of the purposes mentioned in these presents immediately on receipt of a notice of demand from them in this behalf and as regards liabilities, the Issuer will, on demand, pay and satisfy or obtain the releases of such Persons from such liabilities and if any sum payable under these presents shall be paid by the Debenture Trustee, the Issuer shall, forthwith on demand, reimburse the same to the Debenture Trustee.

(l)
The Issuer shall, in accordance with the provisions of the Scheme, allot the Debenture and continue to observe and act in accordance with the terms of Debenture as set out in the Scheme and in this Deed.

8.	EVENTS OF DEFAULT AND REMEDIES

8.1	Events of Default
An “Event of Default” means the occurrence of any of the events specified below:
(a)
Default is committed in payment of the principal amount of the Debenture on the due date(s) and is not rectified within 30 (thirty) Business Days of written intimation to the Issuer by the Debenture Trustee;

(b)	Default is committed in payment of any interest on the Debenture on the due date(s) and is not rectified within 30 (thirty) Business Days of written intimation to the Issuer by the Debenture Trustee;

(c)
Default is committed by the Issuer in the performance or observance of any other covenant, obligation condition or provision contained in these presents and except where such default is incapable of remedy, such default continues for 30 (thirty) Business Days after written notice has been given thereof by the Debenture Trustee to the Issuer requiring the same to be remedied;

(d)
Any indebtedness of the Issuer for borrowed monies i.e. indebtedness for and in respect of monies borrowed or raised (whether or not for cash consideration) from banks or financial institutions by whatever means (including acceptances, credits, deposits and leasing), including interest thereon, becomes due prior to its stated maturity by reason of default of the terms thereof or any such indebtedness is not paid at its stated maturity or there is a default in making payments due under any guarantee or indemnity given by the Issuer in respect of the indebtedness of borrowed monies of any person, provided that individual amounts referred to above exceed Rs. 10,00,00,00- (Rupees One Crore Only) and the default is not rectified within such period as the relevant creditor or and Court of law / Governmental Authority may permit;

(e)
Any information given by the Issuer in any reports and other information furnished by the Issuer and the representations and warranties given by it to the Debenture Trustee is misleading or incorrect in any material respect, and such information / representation / warranty materially affects the Debenture Holders;

(f)
If proceedings for taking the Issuer into liquidation, either voluntarily or compulsorily, have been commenced and admitted, and such proceedings have not been withdrawn / stayed within 60 Business Days of their commencement;

(g)	The Issuer has admitted in writing its inability to pay its debts as they mature;

(h)
A receiver or a liquidator has been appointed or allowed to be appointed of all or any substantial part of the undertaking of the Issuer or an attachment, distress or execution is levied or enforced upon or issued against a substantial part of the assets or property of the Issuer and such appointment or process is not withdrawn / stayed within 60 Business Days of its commencement;

(i)	The Issuer ceases or threatens to cease to carry on its business or gives notice of its intention to do so;

(j)
If, the Issuer is deemed to be unable to pay its debts within the meaning of Section 434(1)(b) and 434(1)(c) of the Act and corrective measures for the same are not initiated by the Company within 30 days; and

(k)
The Debenture are not listed in accordance with Clause 4 within 15 (fifteen) Business Days of the date of allotment of the Debentures, or if such listing of the Debenture ceases at any point of time prior to the Redemption Date due to an act of the Issuer or failure by the Issuer to take all necessary action to ensure listing.

8.2	Remedies
If one or more of the events specified in Clause 8.1 happen(s), the Debenture Trustee may, in their discretion, but shall, upon request in writing of the Debenture Holders of an amount representing not less than three-fourths in value of the nominal amount of the Debenture for the time being outstanding or by a Special Resolution duly passed at the meeting of the Debenture Holders convened in accordance with the provisions set out hereunder, by a notice in writing to the Issuer, declare the principal of and all accrued interest on the Debenture to be due and payable forthwith and the Debenture shall without any further action become due for redemption along with the Interest accrued thereon.
8.3	Nominee Director
(i)
In addition to the rights specified above, the Debenture Holders / Debenture Trustee shall have the right to appoint a nominee on the Board of Directors of the Issuer (hereinafter referred to as “the Nominee Director”) in terms of the Securities and Exchange Board of India (Issue and Listing of Debt Securities) Regulations, 2008 in accordance with the provisions of Schedule I hereto.;

(ii)
The Nominee Director so appointed shall not be liable to retire by rotation nor shall be required to hold any qualification shares. The Issuer shall take steps to amend its Articles for the purpose if necessary.

8.4	Notice on the happening of an Event of Default

If any Event of Default or any event which in the opinion of the Issuer, after the notice, or lapse of time, or both, would constitute an Event of Default, has happened, then Issuer shall, upon becoming aware of occurrence of such an event, forthwith give notice thereof to the Debenture Holders/Debenture Trustee in writing specifying the nature of such event of default, or of such event.
8.5	Expenses of Preservation of Assets of the Issuer and of Collection
All expenses incurred by the Debenture Holders/Debenture Trustee after an Event of Default has occurred in connection with (a) preservation of the Issuer’s assets (whether then or thereafter existing) and (b) collection of amounts due under this Deed, shall be payable by the Issuer.
8.6	Right to Disclose/ Publish the Names of the Issuer and its Directors as Defaulters
In the event of the Issuer committing default in the repayment of installment of the Debenture or payment of Interest on the respective due dates, the Debenture Holders / Debenture Trustee shall have an unqualified right to disclose the name of the Issuer and its directors to Reserve Bank of India (RBI)/ or any other statutory / regulatory authority in this behalf. The Debenture Holders/ Debenture Trustee and/ or (RBI)/ or any other statutory / regulatory authority shall have the right to publish the name of the Issuer and its directors as defaulters in such manner and through such medium as they in their absolute discretion may think fit.
9.	REALISATION OF MONIES

9.1	Trust of Proceeds
The Debenture Trustee shall hold UPON TRUST the monies received by it or any part thereof in their capacity as Debenture Trustee for the benefit of the Debenture Holder and they shall utilise the monies received in the following order of priority:
(i)
Firstly, in or towards pari passu payment to the Debenture Holders of the Interest and redemption amount and all amounts due and remaining unpaid (which shall be deemed to accrue from day to day) on the Debenture held by them;

(ii)
Secondly, to reimburse themselves and retain, pay or discharge all the costs, charges and expenses incurred in calling in, collection, or the exercise of the powers and trusts under these presents, including their remuneration as herein provided.

9.2	Liability to Debenture Holder for Deficiency
The Issuer shall remain liable to the Debenture Holders for any deficiency in the repayment of all amounts due to it under this Deed and/or the Debentures.
10.	RECEIPT OF DEBENTURE HOLDERS
The receipt by each Debenture Holder, or, if there be more than one holder of any such Debentures, then the receipt of the first named Debenture Holder or by the survivor or survivors, or, by the nominee or nominees, if any, of the holder of such Debentures, or, if there be more than one holder, of all holders of such Debenture of the interest and the principal amount and all other amounts payable in respect of each of such Debentures, shall be a good discharge to the Debenture Trustee.
11.	TRUSTEE NOT TO RECOGNISE ANY INTEREST IN THE DEBENTURES
The Debenture Trustee shall not be affected by any notice, express or implied, of the rights, title or claim of any Person to the said monies other than the Debenture Holders.
12.	DEBENTURES FREE FROM EQUITIES

The Debenture Holders will be entitled to their Debenture free from equities or cross claims by the Issuer against the original or any intermediate holders thereof.
13.	AUTHORISED INVESTMENTS
Any monies which under the trust or powers herein contained ought to be invested by the Debenture Trustee may be invested in the name of the Debenture Trustee or under the legal control of the Debenture Trustee in the name of the Debenture Trustee in any principal protected fixed deposits. Section 20 of the Indian Trusts Act, 1882 shall not apply to such investments.
14.	REGISTER OF DEBENTURE HOLDERS
The register of the Debenture Holders in respect of Debenture (the “Register”) will be maintained by the Company in accordance with the Act and the Depository in accordance with the provisions of the Depositories Act, 1996 and the regulations made thereunder and the regulations made by Securities and Exchange Board of India and other statutory authorities made from time to time. The R&T Agent shall, in relation to the Debentures, obtain a list of beneficial holders from the Depository as at the record date for Notice and/or the record date for Interest, on such date or within one Business Day of such date. For a physical register maintained with the Issuer, the Debenture Trustee and / or the Debenture Holders or any of them or any other Person shall, as provided in Section 163 of the Act be entitled to inspect the said register / record and to take copies of or extracts from the same or any part thereof during usual business hours.
15.	POWERS OF THE DEBENTURE TRUSTEE
15.1
In addition to the rights, powers and duties of the Debenture Trustee contained in this Deed, the Debenture Trustee shall exercise all rights, powers and duties in accordance with and available to the Debenture Trustee under the Applicable Laws of India.

15.2	The rights and powers available to the Debenture Trustee under this Deed shall vest in the Debenture Trustee exclusively for the benefit of the Debenture Holders.

16.	DEBENTURE REDEMPTION RESERVE
The Issuer hereby agrees and undertakes that it shall create a Debenture redemption reserve as per the provisions of the Act or any guidelines issued by the Securities and Exchange Board of India, as applicable, and if during the currency of these presents, any guidelines are formulated (or modified or revised) by any Government Authority having authority under law in respect of creation of Debenture redemption reserve applicable to the Debentures, the Issuer shall duly abide by such guidelines and execute all such supplemental letters, agreements and deeds of modifications as may be required by the Debenture Holders or the Debenture Trustee and the Issuer shall submit to the Debenture Trustee a certificate duly certified by the auditors of the Issuer certifying that the Issuer has transferred a suitable sum to the Debenture redemption reserve at the end of each financial year.
17.	LIMITATION OF LIABILITIES OF DEBENTURE TRUSTEE
In addition to the other powers conferred on the Debenture Trustee and provisions for their protection and not by way of limitation or derogation of anything in these presents contained or of any statute limiting the liability of the Debenture Trustee, IT IS EXPRESSLY DECLARED as follows:
(a)
the Debenture Trustee may, in relation to these presents, act on the opinion or advice of any solicitor, counsel, advocate, valuer, surveyor, qualified accountant or other expert obtained by the Debenture Trustee and shall not be responsible for any loss occasioned by so acting any such advice or opinion between the Debenture Trustee and their representative or an attorney appointed by them may be obtained or sent by letter or confirmed facsimile transmission and the Debenture Trustee, their representative or the attorney shall not be liable for acting on any advice or opinion conveyed by any such letter or confirmed facsimile transmission, except where the Debenture Trustee, their representative or attorney is aware prior to acting on the advice, opinion or information contained therein, that such letter, facsimile transmission contains some error or is not authentic;
(b)
The Debenture Trustee shall be at liberty to accept a certificate signed by any one of the directors of the Issuer as to any act or matter prima facie within the knowledge of the Issuer as sufficient evidence thereof and a like certificate that any property or assets are in the opinion of the Director so certifying worth a particular sum or suitable for the Issuer’s purpose or business as sufficient evidence that it is worth that sum or so suitable and a like certificate to the effect that any particular dealing or transaction or step or thing is in the opinion of the Director so certifying expedient as sufficient evidence that it is expedient and the Debenture Trustee shall not be bound in any such case to call for further evidence or be responsible for any loss that may be occasioned by their failing to do so;

(c)
the Debenture Trustee shall not be bound to give notice to any Person of the execution hereof or to see to the performance or observance of any of the obligations hereby imposed on the Issuer or in any way to interfere with the conduct of the Issuer’s business;

(d)
The Debenture Trustee shall be at liberty to keep these presents at its registered office or elsewhere or if the Debenture Trustee so decide with any banker or company whose business includes undertaking the safe custody of documents or with any advocates or firm of solicitors and the Debenture Trustee shall not be responsible for any loss incurred in connection with any such deposit and the Debenture Trustee shall pay all sums required to be paid on account of or in respect of any such deposit;

(e)
save as herein otherwise expressly provided the Debenture Trustee shall, as regards all trusts, powers, authorities and discretions hereby vested in them, have absolute and uncontrolled discretion as to the exercise thereof and to the mode and time of exercise thereof and, subject to the provisions of Applicable Laws, including Section 119 of the Act shall not, in the absence of breach, gross negligence or willful neglect, default or fraud, shall not be responsible for any loss, costs, charges, expenses or inconvenience that may result from the exercise or non-exercise thereof and in particular they shall not be bound to act at the request or direction of the Debenture Holder under any provisions of these presents unless sufficient monies shall have been provided or provision to the satisfaction of the Debenture Trustee made for providing the same and the Debenture Trustee are indemnified to their satisfaction against all further costs, charges, expenses and liability which may be incurred in complying with such request or direction;

(f)
with a view to facilitating any dealing under any provision of these presents in the best interests of the Debenture Holders, the Debenture Trustee shall have full power to consent (where such consent is required) to a specified transaction or class of transactions;

(g)	the Debenture Trustee shall not be responsible for the monies paid by Debenture Holders for the Debenture or be bound to see the application thereof;

(h)
the Debenture Trustee shall not be responsible for acting upon any consent of the Debenture Holder or any resolution purporting to have been passed at any meeting of the Debenture Holders in respect whereof minutes have been made and signed even though it may subsequently be found that there was some defect in the constitution of the meeting or the passing of the resolution or that for any reason the resolution was not valid or binding upon the Debenture Holders;
(i)
without prejudice to the rights to indemnity by law given to the Debenture Trustee and every attorney, manager, agent or other Person appointed by them hereunder shall, subject to the provisions of the Act; be entitled to be indemnified by the Issuer in respect of all liabilities and expenses incurred by them or him in the execution or purported execution of the powers and trusts thereof or of any powers, authorities or discretion vested in them or him pursuant to these presents in the absence of breach, gross negligence or willful neglect, default or fraud, and, subject to clause 9.1, the Debenture Trustee may retain and pay out of any monies in their hands UPON THE TRUSTS of these presents the amount of any liabilities and expenses necessary to effect such indemnity and also remuneration of the Debenture Trustee as herein provided;

(j)
The Debenture Trustee shall have full power to determine all questions and doubts arising in relation to any of the provisions hereof and every such determination, bona fide made, whether or not the same shall relate wholly or partially to the acts or proceedings of the Debenture Trustee, shall be conclusive and binding upon all Debenture Holders. Without limiting the effect of the foregoing, in respect of any doubt or ambiguity arising in relation to any of the provisions of these presents or if the Debenture Trustee is unsure as to the manner in which it should exercise its powers, authorities, discretions, rights or remedies under these presents, the Debenture Trustee may obtain the instructions or directions of Debenture Holders representing at least 50% (Fifty per cent.) of the aggregate outstanding Debentures, and it shall not be liable to the Debenture Holders or any other party for so acting in accordance with such instructions or directions;

(m)
subject to the provisions of Applicable Laws, including, Section 119 of the Act, the Debenture Trustee shall not be liable for anything whatsoever except breach of this Deed, gross negligence, willful neglect, default, fraud, a breach of trust knowingly and intentionally committed by the Debenture Trustee;

(n)
subject to the provisions of Applicable Laws, including, Section 119 of the Act, the Debenture Trustee shall not be liable for any default, omission or delay in performing or exercising any of the powers or trusts herein expressed or contained or any of them or in enforcing the covenants herein contained or any of them or in giving notice to any Person or Persons of the execution hereof or for any loss or injury which may be occasioned by reason thereof unless the Debenture Trustee shall have been previously requested by notice in writing to perform, exercise or do any of such steps as aforesaid by the Debenture Holder and in case where there are more one Debenture Holder then the request being made by such Debenture Holders representing not less than 3/4th of the nominal amount of the Debenture for the time being outstanding by a notice in writing or by a Special Resolution duly passed at a meeting of the Debenture Holders convened in accordance with the provisions set out in Schedule II and the Debenture Trustee shall not be bound to perform, exercise or do any such acts, powers or things or to take any such steps unless and until sufficient monies shall have been provided or provision to the satisfaction of the Debenture Trustee made for providing the same by or on behalf of the Debenture Holder or some of them in order to provide for any costs, charges and expenses which the Debenture Trustee may incur or may have to pay in connection with the same and the Debenture Trustee is indemnified to their satisfaction against all further costs, charges, expenses and liabilities which may be incurred in complying with such request.

PROVIDED NEVERTHELESS that nothing contained in this Clause 17 shall exempt the Debenture Trustee from or indemnify them against any liability for breach of trust nor any liability which by virtue of Applicable Laws would otherwise attach to them in respect of any fraud, gross negligence, willful default or breach of trust which they may be guilty of in relation to their duties hereunder.
18.	BREACH OF COVENANT BY THE ISSUER MAY BE WAIVED
The Debenture Trustee shall not, unless directed by a Special Resolution of the Debenture Holders or by written consent of Debenture Holders representing 3/4th of the aggregate outstanding amount of the Debenture waive any breach by the Issuer of any of the covenants and provisions in this document. Upon such Special Resolution or written consent, the Debenture Trustee may waive on such terms and conditions as to it shall seem expedient any breach by the Issuer of any of the covenants and provisions in these presents contained, without prejudice to the rights of the Debenture Trustee in respect of any subsequent breach thereof.
19.	POWER OF TRUSTEES TO DELEGATE/APPOINT AGENTS

19.1
The Debenture Trustee may, in the execution and exercise of all or any of the trusts, powers, authorities and discretions vested in them by these presents act by an officer, agent, or delegate for the time being of the Debenture Trustee and the Debenture Trustee may also, whenever they think it expedient, delegate by power of attorney or otherwise to any such officer, agent or person all or any of the trusts, powers, authorities and discretions vested in them by these presents (including the power to hold any title documents, and receipt of and payment of monies) and any such delegation may be made upon such terms and conditions and subject to such regulations, including power to sub-delegate, as the Debenture Trustee may think fit and the Debenture Trustee shall not be bound to supervise the proceedings or be in anyway responsible for any loss incurred by any such delegatee to the extent arising out of actions undertaken in good faith and permitted by law.

19.2	The Debenture Trustee shall appoint, or ensure that the Issuer appoints the R&T Agent;

20.	DEBENTURE TRUSTEE MAY CONTRACT WITH ISSUER
Neither the Debenture Trustee nor any agent of the Debenture Trustee shall be precluded from making any contract or entering into any arrangement or transaction with the Issuer in the ordinary course of business or from undertaking any banking, financial or agency services for the Issuer or from underwriting or guaranteeing the subscription of or placing or subscribing for or otherwise acquiring, holding or dealing with any of the stocks or shares or Debenture or Debenture stocks or any other securities whatsoever of the Issuer or in which the Issuer may be interested either with or without a commission or other remuneration or otherwise at any time entering into any contract of loan or deposit or any other contract or arrangement or transaction with the Issuer or being concerned or interested in any such contract or arrangement or transaction which any other company or Person not being a Debenture Trustee of these presents would be entitled to enter into with the Issuer and they shall not be in anyway be liable to account either to the Issuer or to the Debenture Holder for any profits made by them thereby or in connection therewith and the Debenture Trustee or any agent of the Debenture Trustee shall also be allowed to retain for their or his own benefit any customary share of brokerage, fee, commission, interest, discount or other compensation or remuneration allowed to them or him.
21.	DEBENTURE TRUSTEE’S REMUNERATION
(i)	The Issuer shall pay to the Trustees remuneration as mutually agreed in the fee letter.

(ii)
The Company shall pay to the Trustees all legal, traveling and other costs, charges and expenses incurred by them, their officers, employees, agents in connection with execution of these presents all other documents affecting the security to be created herein and will indemnify them against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done other than in case of their willful default, breach, misconduct, negligence or fraud in respect of or in relation to the properties charged/to be charged to the Trustees.
22.	SURRENDER

22.1	SURRENDER OF DEBENTURES FOR PAYMENT
On payment to the Debenture Holders of the Redemption Price and the Interest payable to them upon such Debentures, the Debentures would have to be surrendered in the form and manner advised to the Debenture Holders by the Issuer.
22.2	FAILURE TO SURRENDER THE DEBENTURES
In the event of any holder of any Debentures not surrendering such Debentures, which the Issuer is ready to pay or satisfy in accordance with the terms of these presents (such event being as communicated to the Debenture Trustee), within 30 (thirty) days after such proposed date of redemption the Issuer shall deposit in an account in the name of the Debenture Trustee in a bank rated ‘AAA (ind)’ by Credit Ratings Agency, which shall be operated by the Debenture Trustee for the purpose, an amount equal to the amount due to such Debenture Holders in respect of such Debentures and upon such deposit being made or upon the Issuer making any other arrangements to the satisfaction of the Debenture Trustee, the Debentures which the Issuer is ready to pay or satisfy as aforesaid shall be deemed to have been paid off or satisfied in accordance with the provisions hereof.
22.3	For the avoidance of doubt, the provisions of this Clause 22 shall not apply to Debentures held in dematerialized form.

23.	MODIFICATIONS TO THESE PRESENTS

The Debenture Trustee shall concur with the Issuer in making any modifications in these presents and to any modification of the terms of the Debenture or any of the other Transaction Documents. Any change or modification to the terms of the Debenture or the Debenture Trust Deed shall require approval by the Debenture Holders as set out in Schedule II. Upon obtaining such approval, the Debenture Trustee and the Issuer shall give effect to the same by executing necessary deed(s) supplemental to these presents (as necessary).

24.	RETIREMENT & REMOVAL OF DEBENTURE TRUSTEE
(a)
The Debenture Trustee hereof may retire at any time without assigning any reason and without being responsible for any loss or costs occasioned by such retirement provided that they shall have given at least 1 (one) month’s previous notice in writing to the Issuer in that behalf. Provided that any resignation by the Debenture Trustee shall become effective after a successor Debenture Trustee has been appointed in accordance with this Deed.

(b)
The Debenture Trustee hereof may be removed by the Debenture Holders by a Special Resolution duly passed at the meeting of the Debenture Holders convened in accordance with the provisions set out in Schedule II and the Issuer shall appoint such person or persons as may be nominated by the Debenture Holder as the new Debenture Trustee hereof;

For the purposes aforesaid, forthwith upon receipt of the notice of retirement from the Debenture Trustee for the time being hereof or on the occurrence of the vacancy in the office of the Debenture Trustee hereof, the Issuer shall inform the same to the Debenture Holder. The Issuer may, in consultation with the Debenture Holder appoint a body corporate or a statutory corporation which is a financial institution in the public sector which is registered under the Securities and Exchange Board of India (Debenture Trustee) Regulations, 1993 as a Debenture Trustee hereof.

25.	NOTICES

25.1
Any notices, request and other communications to be given or made under this Deed shall be in writing; and except as provided otherwise in this Deed, such notice, request or other communication shall be deemed to have been duly given or made:

(a)	if given by fax, when such fax is transmitted to the fax number specified herein and the appropriate answerback is received, or

(b)	if delivered by air courier service, 72 hours after such communication is delivered to the courier service, shipping charges paid and properly addressed, and

(c)	if given by registered post or speed post, when delivered at the address specified herein.
Provided further that an original of each notice and communication sent by telex or facsimile shall be dispatched by person, or courier and, if such person or courier service is not available, by registered first class mail with postage prepaid, provided that the effective date of any such notice shall be determined in accordance with this Clause, without regard to the dispatch of such original.
The address for service of the Issuer shall be:

Name of the Company: DR. REDDY’S LABORATORIES LIMITED

Address:	7-1-27, Ameerpet,
Hyderabad – 500 016

Attn:	Mr. K. Ganesh, Vice-President, Finance

Tel No.:	91 40 2373 4504 /
Fax:	91 40 2373 1946 /

The address for service of the Debenture Trustee shall be:

IDBI Trusteeship Services Limited

Address:	Asian Building,
Ground Floor, 17, R. Kamani Marg,
Ballard Estate,
Mumbai 400 001

Attn:	MD & CEO

Tel No.:	022-40807000
Fax:	022-66311776
25.2	Any Party may in writing to other Party change its designated address. Such change shall take effect when all Parties have been informed of it.

26.	WAIVER
26.1	No Implied Waiver of Impairment
No delay or omission of the Debenture Trustee in exercising any right, power or remedy accruing of the Debenture Trustee upon any default hereunder shall impair any such right, power or remedy to be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of the Debenture Trustee in respect of any default or any acquiescence by it in any default affect or impair any right power or remedy of the Debenture Trustee in respect of any other defaults nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies of the Debenture Trustee herein provided are cumulative and not exclusive of any rights or remedies provided by law or equity.
26.2	Express Waiver
A waiver or consent granted by the Debenture Trustee under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.
27.	MISCELLANEOUS

27.1	Discharges and Releases
Notwithstanding any discharge, release or settlement from time to time between the Debenture Trustee and the Issuer, if any discharge or payment in respect of the obligations of the Issuer under this Deed is avoided or set aside or ordered to be surrendered, paid away, refunded or reduced by virtue of any provision of law or enactment relating to bankruptcy, insolvency, liquidation, winding up, composition or arrangement for the time being in force or for any other reason resulting in the above, the Debenture Trustee shall be entitled hereafter to enforce this Deed as if no such discharge, release or settlement had occurred.
27.2	Limitation on Rights of Others
Nothing in this Deed, whether express or implied, shall be construed to give to any Person other than the Debenture Trustee, the Debenture Holder and the Issuer, any legal or equitable right, remedy or claim under or in respect of this Deed. Except as expressly provided in this Deed, the covenants and undertakings by the Issuer contained herein are, and shall be construed to be, for the sole and exclusive benefit of the Debenture Trustee and the Debenture Holder.
27.3	Other Remedies
The rights and remedies conferred upon the Debenture Trustee under this Deed:
(a)
shall not prejudice any other rights or remedies to which the Debenture Trustee may, independently of this Deed, whether by statute or otherwise, be entitled and in particular, the Debenture Trustee and/or the Debenture Holders shall retain all rights and remedies available to it under the Scheme and this Deed; and

(b)
shall not be prejudiced by any other rights or remedies to which the Debenture Trustee may, independently of this Deed, be entitled to, or any collateral or other security now or hereinafter held by the Debenture Trustee.

28.	SEVERABILITY
Every provision contained in this Deed shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.
29.	EFFECTIVE DATE
The provisions of this Deed shall become effective on the Date of Allotment.

30.	GOVERNING LAW
This Deed shall be governed by and construed in accordance with Indian law.
31.	JURISDICTION
31.1
The Issuer agrees that the courts and tribunals in Hyderabad shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that accordingly any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with this Deed may be brought in such courts or the tribunals and the Issuer irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts or tribunals.

31.2
The Issuer irrevocably waives any objection now or in future, to the laying of the venue of any Proceedings in the courts and tribunals at Hyderabad and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the courts and tribunals at Hyderabad shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction, (subject to the laws of such jurisdiction) by a suit upon such judgment, a certified copy of which shall be conclusive evidence of such judgment, or in any other manner provided by law.

31.4
The Issuer hereby consents generally in respect of any Proceedings arising out of or in connection with this Deed to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

31.5
To the extent that the Issuer may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the issuer hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

32.	INCONSISTENCY
In the event of any inconsistency between the provisions of this Deed and the Scheme, it is agreed that the terms of the Scheme shall prevail over these. The Parties shall take all steps to amend this Deed so as to remove such inconsistency in accordance with Clause 22.

SCHEDULE I
Financial Covenants and Conditions
1.	DEBENTURES TO RANK PARI PASSU
The Debentures shall rank pari passu, inter se, without any preference or priority of one over the other or others of them.
2.	INTEREST
A.	RATE AND MANNER OF PAYMENT
The Debentures shall carry interest at the rate of 9.25% per annum payable yearly. The first instalment of interest shall be payable at the end of each 12 calendar month period from the Date of Allotment on the unredeemed balance of each Debenture. The interest for the last period shall be payable together with the last instalment of the redemption of the said Debentures on the Redemption Date.
B.	DEFAULT INTEREST
All interest on the Debentures and all other monies shall, in case the same be not paid on the respective due dates, (except for such interest paymentst which are unpaid due to technical reasons and the same is not corrected within two weeks) carry further interest at the rate of 12% per annum computed from the respective due dates and shall become payable upon the footing of compound interest with rests taken half yearly.
3.	REDEMPTION
The Issuer shall pay to the relevant Debenture Holders the applicable Redemption Price of the Debentures on March 24, 2014 (“Redemption Date”).
4.	PAYMENTS
Payment of the principal and interest will be made to the Debenture Holders and in case of joint holders to the one whose name stands first in the register of Debenture Holders. Such payments shall be made by either the ECS / NEFT facility or by way of cheque or warrant drawn by the Company on its bankers.
5.	TAXATION
As per the existing tax laws, tax will be deducted at source at the time of actual payment of interest to the Debenture Holders at the rate for the time being prescribed by the Income-tax Act, 1961.
6.	FURTHER BORROWINGS
The Company shall be entitled to make further issue of Debentures and/or raise further loans and/or avail of further deferred payment/guarantee facilities from time to time for any amounts and from such persons/public financial institutions/banks or any other financial corporations or body corporate.
7.	REPURCHASE OF DEBENTURES
The Company shall have a right to repurchase the said Debentures and cancel or re-issue them from time to time in accordance with the provisions of Section 121 and other applicable Sections, if any, of the Companies Act, 1956. Upon such reissue the person entitled to the Debentures shall have and shall be deemed always to have had, the same rights and priorities as if the Debentures had never been redeemed.
8.	DIVIDEND
So long as the Company is in default to meet its obligations to pay interest, repayment of the principal amount or any other monies related to the said Debentures, the Company shall not declare any dividend on its share capital, without obtaining the prior written approval of the Trustees.
9.	NOMINEE DIRECTOR
The Debenture Trustee shall have a right to appoint a Nominee Director in terms of the SEBI guidelines in the event of:
(i) two consecutive defaults in payment of interest to the Debenture holders where such default is not cured within 30 Business Days of a notice to that effect by the Debenture Trustee to the Issuer; or
(ii) default in redemption of Debentures.
10.	TRANSFER OF DEBENTURES
The Debentures shall be transferable and transmittable in the same manner and to the same extent and be subject to the same restrictions and limitations as in the case of the Equity Shares of the Company.
11.	DEBENTURES FREE FROM EQUITIES
The Debenture Holders will be entitled to their Debentures free from equities or cross claims by the Company against the original or any intermediate holders thereof.
12.	DEBENTURE HOLDERS NOT ENTITLED TO SHAREHOLDERS’ RIGHTS
The Debenture Holders will not be entitled to any of the rights and privileges available to the shareholders including right to receive notices of or to attend and vote at General Meetings or to receive Annual Reports of the Company.
13.	VARIATION OF DEBENTURE HOLDERS’ RIGHTS
The rights, privileges and conditions attached to the Debentures may be varied, modified or abrogated with the consent in writing of the holders of at least three-fourths of the amount outstanding on the Debentures or with the sanction of a Special Resolution passed at a meeting of the Debenture Holders.
14.	REPLACEMENT OF DEBENTURE CERTIFICATES
If, the Debenture Certificate is mutilated or defaced then, upon production thereof to the Company, the Company shall cancel the same and issue a new certificate in lieu thereof. If, any Debenture Certificate is lost, stolen or destroyed then, upon proof thereof to the satisfaction of the Company and upon furnishing such indemnity as the Company may deem adequate and upon payment of any expenses incurred by the Company in connection with proof of such destruction or theft or in connection with such indemnity, the Company shall issue a new certificate. A fee will be charged by the Company not exceeding a sum of Rs. 2/- on each fresh Debenture Certificate issued hereunder except certificates in replacement of those which are old, decrepit or worn out or defaced or where the cages for recording transfers have been fully utilised.

SCHEDULE II
Provisions for Meetings of the Debenture Holders
The following provisions shall apply to the meetings of the Debenture Holders:-
1.	Who may Convene the Meeting
(i)
The Debenture Trustee or the Issuer may, at any time, and the Debenture Trustee shall at the request in writing of the holder(s) of Debenture representing not less than one-tenth in value of the aggregate outstanding amount of the Debenture, convene a meeting of the Debenture Holders. Any such meeting shall be held at such place in the city where the registered office of the Issuer is situated or at such other place as the Debenture Trustee shall determine.

(ii)
The Debenture Trustee may call or cause to be called by the Issuer a meeting of all the Debenture Holders on the happening of any event which may constitute a payment default or which in the opinion of the Debenture Trustee affects the interests of the Debenture Holders.

2.	Notice of Meeting to Debenture Holders
(i)	A meeting of the Debenture Holders may be called by giving not less than 21 (twenty-one) days’ notice in writing.

(ii)
A meeting may be called after giving shorter notice than that specified in sub-clause (i), if consent is accorded thereto by holders of Debenture representing not less than 50% (fifty per cent.) of the aggregate outstanding Debentures.

3.	Contents and Manner of Service of Notice and Persons on whom it is to be Served
(i)	Every notice of a meeting of the Debenture Holders shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted thereat.

(ii)	Notice of every meeting shall be given to:
(a)	every Debenture Holder in the manner provided in this Deed for service of notice;
(b)
the person(s) entitled to a Debenture as a consequence of death or insolvency of a Debenture Holder, by sending it through post in a prepaid letter addressed to them by name or by the title of the representatives of the deceased, or assignees of the insolvent or by any like description at the address, if any, in India supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which it might have been given if the death or insolvency had not occurred.

(c)	the auditor for the time being of the Issuer in the manner authorised by Section 53 of the Act in the case of the members of the Issuer; and
(d)	the Debenture Trustee when the meeting is convened by the Issuer and the Issuer when the meeting is convened by the Debenture Trustee.
Provided that, where the notice of a meeting is given by advertising the same in a newspaper circulating in the neighbourhood of the registered office of the Issuer under sub-section (3) of Section 53 of the Act the statement of material facts referred to in Section 173 of the Act need not be annexed to the notice as required by that Section but it shall be mentioned in the advertisement that the statement has been forwarded to the Debenture Holders.
(e)	The accidental omission to give notice to, or the non-receipt of notice by, any Debenture Holder or other person to whom it should be given shall not invalidate the proceedings at the meeting.
4.	Explanatory Statement to be Annexed
(i)
There shall be annexed to the notice of the meeting a statement setting out all material facts concerning each such item of business including, in particular, the nature of the concern or interest, if any, therein of every director and the manager, if any, of the Issuer.

Provided that where any item of special business as aforesaid to be transacted at a meeting of the Debenture Holders relates to, or affects, any other company, the extent of shareholding interest in that other company of any director, and the manager, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than 20% (twenty per cent.) of the paid up share capital of that other company.

(ii)	Where any item of business consists of the according of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.
5.	Quorum for Meeting
(i)
At every meeting of the Debenture Holders, the holder(s) of not less than 3/4th (three fourth) of the aggregate outstanding Debenture shall be the quorum for the meeting of the Debenture Holders, and the provisions of the following sub-clause (ii) shall apply with respect thereto.

(ii)
If, within half an hour from the time appointed for holding a meeting of the Debenture Holders, a quorum is not present, the meeting, if called upon the requisition of the Debenture Holders shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Debenture Trustee may determine and if, at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Debenture Holders present shall be a quorum.

6.	Chairman of Meeting
(i)
The nominee of the Debenture Trustee shall be the chairman of the meeting and in his absence the Debenture Holders personally present at the meeting shall elect one of them to be the chairman thereof on a show of hands.

(ii)
If a poll is demanded on the election of the chairman, it shall be taken forthwith in accordance with the provisions of the Act, the chairman elected on a show of hands exercising all the powers of the chairman under the said provisions.

(iii)	If some other person is elected chairman as a result of the poll, he shall be chairman for the rest of the meeting.
7.	Directors and Debenture Trustee may Attend Meeting

The Debenture Trustee and the directors of the Issuer and their respective legal advisors/solicitors may attend any meeting but shall not be entitled to vote thereat.

8.	Passing of Resolution by Poll
At any meeting, a resolution put to the vote of the meeting shall be decided by way of a poll.
9.	Votes
At every such meeting each Debenture Holder shall be entitled to 1 (one) vote in respect of every Debenture of which he is a holder and in respect of which he is entitled to vote.
10.	Proxies
(i)	Any Debenture Holder entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Debenture Holder or not) as his proxy to attend and vote instead of himself.

(ii)
In every notice calling the meeting there shall appear with reasonable prominence a statement that a Debenture Holder entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of himself and that a proxy need not be a Debenture Holder.

(iii)
The instrument appointing a proxy and the power of attorney (if any) under which it is signed or a copy of the power of attorney certified by a notary shall be deposited at the registered office of the Issuer not less than 48 (forty-eight) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or in case of a poll, not less than 24 (twenty-four) hours before the time appointed for the taking of the poll and in default, the instrument of proxy shall-not be treated as valid.

(iv)	The instrument appointing a proxy shall:
(a)	be in writing; and

(b)	be signed by the appointer or his attorney duly authorised in writing, or if the appointer is a body corporate, be under its seal or be signed by an officer or an attorney duly authorised by it.
(v)
The instrument appointing a proxy shall be in any of the forms set out at the foot of Annexure “D” to the Companies (Central Government’s) General Rules and Forms, 1956, and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the Articles of the Issuer.

(vi)
Every Debenture Holder entitled to vote at a meeting of the Debenture Holders of the Issuer on any resolution to be moved there at shall be entitled during the period beginning 24 (twenty four) hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Issuer, provided not less than 3 (three) day’s notice in writing of the intention so to inspect is given to the Issuer.

(vii)
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given; provided that, no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Issuer at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

11.	To Vote Differently
A Debenture Holder entitled to more than one vote or his proxy or other person entitled to vote for him, as the case may be, need not, if he votes, use all his votes or cast in the same way all the votes he uses.
12.	Scrutineers at Poll
(i)	The chairman of the meeting shall appoint 2 (two) scrutineers to scrutinise the votes given on the poll and to report thereon to him.

(ii)
The chairman shall have power, at any time before the result of the poll is declared, to remove a scrutineer from office and to fill vacancies in the office of scrutineer arising from such removal or from any other cause.

(iii)
Of the two scrutineers appointed under this Clause, one shall always be a Debenture Holder (not being an officer or employee of the Issuer) present at the meeting, provided that such a Debenture Holder is available and willing to be appointed.

13.	Manner of Taking Poll and Results Thereof
(i)	Subject to the provisions of the Act, the Chairman of the meeting shall have the power to regulate the manner in which a poll shall be taken.

(ii)	The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.
14.	Voting in Case of Joint Holders
In the case of joint Debenture Holders, the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the other joint holder or holders.
15.	Power to Adjourn Meeting
The chairman of a meeting of the Debenture Holders may, with the consent of a simple majority of the Debenture Holders by value present (whether in person or by proxy) at the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.
16.	Casting Vote
In the case of equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled to as a DebentureHolder.
17.	Continuance of Business
The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.
18.	Chairman’s Decision Conclusive
The chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.
19.	Powers of the Meeting

A meeting of the Debenture Holders shall, inter alia, have the following powers in respect of matters relating to the Debentures, exercisable in the manner hereinafter specified:
(i)	Power to sanction any compromise or arrangement proposed to be made between the Issuer and the Debenture Holders.

(ii)
Power to sanction any modification, alteration or abrogation of any of the rights of the Debenture Holders (other than as set out in (iv) below) against the Issuer, whether such right shall arise under this Deed or Debenture or otherwise.

(iii)	Power to sanction any modification, alteration or abrogation of any of the terms of the Debenture relating to the Maturity, Interest, redemption amount.

(iv)
Power to assent to any scheme for reconstruction or amalgamation of or by the Issuer whether by sale or transfer of assets under any power in the Issuer’s Memorandum of Association or otherwise under the Act or provisions of any law.

(v)	Power to assent to any modification of the provisions contained in this Deed and to authorise the Debenture Trustee to concur in and execute any supplemental deed embodying any such modification.

(vi)	Power to remove the existing Debenture Trustee and to appoint new Debenture Trustee in respect of the Debentures.

(vii)	Power to give any direction, sanction, request or approval under any provision of this Deed.
20.	Special Resolution
The powers set out in Clause 19 of this Schedule shall be exercisable by a resolution passed by votes representing 3/4th (three-fourths) of the aggregate outstanding amount of the Debentures, at a meeting of the Debenture Holders duly convened and held in accordance with provisions herein contained (referred to as a “Special Resolution”).
21.	Resolution
A resolution passed by votes representing the outstanding amount of the Debenture at a general meeting of the Debenture Holders duly convened and held in accordance with these presents, shall be binding upon all the Debenture Holders, whether present or not at such meeting, and each of the Debenture Holders shall be bound to give effect thereto accordingly, and the passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.
22.	Minutes
Minutes of all resolutions and proceedings of every such meeting as aforesaid shall be recorded and duly entered in books maintained for the said purpose and any such minutes as aforesaid, if purported to be signed by the chairman of the meeting at which such resolutions were passed or proceedings held or by the chairman of the next succeeding meeting of the Debenture Holders, shall be conclusive evidence of the matters therein contained and, until the contrary is proved, every such meeting in respect of the proceedings of which minutes have been so recorded shall be deemed to have been duly held and convened and all resolutions passed thereat or proceedings taken, to have been duly passed and taken.
Notwithstanding anything herein contained, it shall be competent for all the Debenture Holders to exercise the rights, powers and authorities of the Debenture Holders under this Deed by a letter or letters signed by or on behalf of the Debenture Holders representing 3/4th (three fourth) of the aggregate outstanding amount of the Debenture without convening a meeting of the Debenture Holders as if such letter or letters constituted a Special Resolution, passed at a meeting duly convened and held as aforesaid and shall have effect accordingly.

23.	Provisions for the Written Consent of the Debenture Holders
(i)
For any written consent of the Debenture Holders, the Debenture Trustee (or as applicable, the Issuer or a Debenture Holder) shall provide a notice in writing to the last available address of each Debenture Holder at least 10 (ten) Business Days prior to the date on which any decision is required to be made or consent to be provided is. The record date of such notice shall be the date falling 3 (three) Business Days prior to the date of dispatch of such notice.

(ii)
If the notice specifies any notice period, then any consents received after such notice period will not be accepted. The Debenture Holders are required to submit their consent only in written form to the Debenture Trustee.

SCHEDULE III

FORM OF DEBENTURE CERTIFICATE
Dr. Reddy’s Laboratories Limited
(Incorporated under the Companies Act, 1956)
Regd. Office: .7-1-27, Ameerpet, Hyderabad — 500 016
DEBENTURE CERTIFICATE
Issue of Unsecured, Redeemable, Non-Convertible, Fully-Paid up Debentures of 5/- each of the aggregate nominal value of 5,077,581,960/- (Rupees Five Hundred Seven Crores Seventy Five Lakhs Eighty One Thousand Nine Hundred Sixty only) carrying interest at the rate of 9.25% per annum, all ranking pari passu inter se and numbered 1 to 1015516392 (both inclusive) under the authority of the Memorandum and Articles of Association of the Company and Resolution passed by the shareholders at the court convened meeting held on May 28, 2010 and in terms of the Scheme of Arrangement between the Company and its Members for issue of Unsecured, Redeemable, Non-convertible, Fully Paid up Bonus. Debentures from General Reserve, approved by the Hon’ble High Court of Judicature of Andhra Pradesh at Hyderabad vide Order dated July 19, 2010.
This Debenture Certificate is issued in terms of the Debenture Trust Deed dated March 15, 2011 (the “Trust Deed”) entered into between the Company and IDBI Trusteeship Services Limited (the “Trustee”). The Trustee will act as Trustee for the holders for the time being of the Debentures (the “Debentureholder”) in accordance with the provisions of the Trust Deed. The Debentureholders are entitled to the benefit of and are bound by and are deemed to have notice of all the provisions of the Trust Deed. All rights and remedies of the Debentureholders against the Company in respect of, arising out of or incidential to the Debentures shall be exercisable by the Debentureholders only through the Trustee.
This is to certify that the Person(s) named in this certificate below or the last Transferee(s) whose name(s) is/are duly recorded in the Memorandum of Transfers on the reversed hereof is/are the Registered Holder(s) of the within mentioned Debenture(s) bearing the distinctive number(s) herein specified, subject to the Memorandum and Articles of Association of the Company and that the amount endorsed hereon has been paid up on such debentures.
9.25% UNSECURED, REDEEMABLE, NON-CONVERTIBLE DEBENTURES OF 5/-
AMOUNT PAID-UP PER DEBENTURE 5/-

Regd. Folio No.:	Debenture Certificate No:

Name(s) of the holder(s):

No. of Debenture(s) held:

Distinctive No.(s):
These Debentures are issued subject to and with the benefit of the Terms and Conditions endorsed hereon which shall be binding on the Company and the Debentureholders and all persons claiming by through or under any of them and shall ensure for the benefit of the Trustee and all persons claiming by through or under them. The Company hereby agrees and undertakes to duly and punctually pay, observe and perform the Terms and Conditions endorsed hereon.
Given at Hyderabad under the Common Seal of the Company on

Chairman	Director
Secretary/Authorised Signatory
Note: No transfer of Debentures comprised in this certificate can be registered unless accompanied by this Certificate.

TERMS AND CONDITIONS OF DEBENTURES
1.	Debentures to Rank Pari Passu :

The Debentures shall rank pari passu, inter se, without any preference or priority of one over the other or others of them.

2.	Interest:

The coupon rate on the Debentures shall be 9.25% annually payable in arrear. The interest will be payable at the end of 12th, 24th and 36th months from the date of allotment on the unredeemed balance of each Debenture. All payments in respect of the interest payable to be made less any reduction or withholdings or on account of any present or future taxes or duties as required under the laws in India.

3.	Redemption:
a)
The Debenture shall be fully redeemed at par at the end of 36 months from the date of allotment. However, if the due date of redemption is a holiday/Sunday, the Debentures will be redeemed on the next Business Day.

b)
For the Debentureholders holding Debentures in the physical form, the Debentures will be redeemed on maturity against the surrender by the Debentureholder of the Debenture certificate together with a certified true copy of the power of attorney, wherever applicable, or such other authority as may be required by the Company from time to time at least 30 days in advance of the Redemption Date.

c)
The Debentures held in electronic form shall be taken as discharged on payment of the redemption amount by the Company on maturity to the registered Debentureholders. On such payment being made, the Company, will inform the Depository and accordingly the account of the Debentureholder will be adjusted.

4.	Payment

The interest payment on Debentures shall be made to the Debentureholders recorded in the books of the Company and in the case of joint holders to the one whose name stands first in the Register on the Record date fixed by the Board of Directors of the Company for the purpose.

Interest shall be paid to the person whose name appears as the sole/first applicant in the register of the Debentureholders on the record date.

In event of the Company not receiving any notice of transfer along with the original Debenture Certificates upto the “Record Date fixed for the purpose” the transferee of the Debenture shall not have any claim against the Company in respect of interest so paid to the registered Debentureholders. Any claims between the transferor and the transferee shall be settled mutually and the Company shall have no responsibility or liability in this regard. Wherever, the signatures of such transferors in the intimation sent to the Company are not in accordance with the specimen signature of such transferor available on the records of the Company, all payments of remaining interest on such Debentures will be kept in abeyance by the Company until such time as the Company is satisfied in this regard. The Interest on Debentures will cease on the Date of Redemption.

5.	Transfer / Transmission of Debentures:

The Debentures shall be transferable and transmittable in the same manner and to the same extent and be subject to the same restrictions and limitations as in the case of the existing equity shares of the Company and the provisions relating to transfer and transmission and other related matters in respect of the shares of the Company as contained in the Articles of Association of the Company shall apply mutatis mutandis to the transfer and transmission of the Debentures.

6.	Rights of Debentureholders:

The Debentureholders will not be entitled to any right and privileges of shareholders other than those available to them under the statutory provisions. The Debentures shall not confer upon the Debentureholders the right to receive the annual report and accounts of the Company, the notice or to attend and vote at the general meeting of the shareholders of the Company. The principal amount and the interest, if any, on the Debentures will be paid to the Debentureholders named as such in the Register of Debentureholders or the beneficiary positions provided by the Depositories on the “Record Date” or in the case of the joint holders to the one whose name stands first. The Debentures shall be subjected to the other terms and conditions of the Trust Deed and the Articles of Association of the Company.

MEMORANDUM OF TRANSFERS OF DEBENTURE(S) MENTIONED OVERLEAF

Regd. Folio
Date	Transfer No.	No.	Name(s) of Transferee(s)	Initials	Authorised Signatory

No.:

TERMS AND CONDITIONS OF DEBENTURES
1.	Debentures to Rank Pari Passu:

The Debentures shall rank pari passu, inter se, without any preference or priority of one over the other or others of them.

2.	Interest:

The coupon rate on the Debentures shall be 9.25% annually payable in arrear. The interest will be payable at the end of 12th, 24th and 36th months from the date of allotment on the unredeemed balance of each Debenture. All payments in respect of the interest payable to be made less any reduction or withholdings or on account of any present or future taxes or duties as required under the laws in India.

3.	Redemption:
a)
The Debenture shall be fully redeemed at par at the end of 36 months from the date of allotment. However, if the due date of redemption is a holiday/Sunday, the Debentures will be redeemed on the next Business Day.

b)
For the Debentureholders holding Debentures in the physical form, the Debentures will be redeemed on maturity against the surrender by the Debentureholder of the Debenture certificate together with a certified true copy of the power of attorney, wherever applicable, or such other authority as may be required by the Company from time to time at least 30 days in advance of the Redemption Date.

c)
The Debentures held in electronic form shall be taken as discharged on payment of the redemption amount by the Company on maturity to the registered Debentureholders. On such payment being made, the Company, will inform the Depository and accordingly the account of the Debentureholder will be adjusted.

4.	Payment

The interest payment on Debentures shall be made to the Debentureholders recorded in the books of the Company and in the case of joint holders to the one whose name stands first in the Register on the Record date fixed by the Board of Directors of the Company for the purpose.

Interest shall be paid to the person whose name appears as the sole/first applicant in the register of the Debentureholders on the record date.

In event of the Company not receiving any notice of transfer along with the original Debenture Certificates upto the “Record Date fixed for the purpose” the transferee of the Debenture shall not have any claim against the Company in respect of interest so paid to the registered Debentureholders. Any claims between the transferor and the transferee shall be settled mutually and the Company shall have no responsibility or liability in this regard. Wherever, the signatures of such transferors in the intimation sent to the Company are not in accordance with the specimen signature of such transferor available on the records of the Company, all payments of remaining interest on such Debentures will be kept in abeyance by the Company until such time as the Company is satisfied in this regard. The Interest on Debentures will cease on the Date of Redemption.

5.	Transfer / Transmission of Debentures:

The Debentures shall be transferable and transmittable in the same manner and to the same extent and be subject to the same restrictions and limitations as in the case of the existing equity shares of the Company and the provisions relating to transfer and transmission and other related matters in respect of the shares of the Company as contained in the Articles of Association of the Company shall apply mutatis mutandis to the transfer and transmission of the Debentures.

6.	Rights of Debentureholders:

The Debentureholders will not be entitled to any right and privileges of shareholders other than those available to them under the statutory provisions. The Debentures shall not confer upon the Debentureholders the right to receive the annual report and accounts of the Company, the notice or to attend and vote at the general meeting of the shareholders of the Company. The principal amount and the interest, if any, on the Debentures will be paid to the Debentureholders named as such in the Register of Debentureholders or the beneficiary positions provided by the Depositories on the “Record Date” or in the case of the joint holders to the one whose name stands first. The Debentures shall be subjected to the other terms and conditions of the Trust Deed and the Articles of Association of the Company.

MEMORANDUM OF TRANSFERS OF DEBENTURE(S) MENTIONED OVERLEAF

Regd. Folio
Date	Transfer No.	No.	Name(s) of Transferee(s)	Initials	Authorised Signatory

No.:

IN WITNESS WHEREOF the Common Seal of Dr. Reddy’s Laboratories Limited has been hereunto affixed and the Trustee has caused these presents to be executed by its authorised officer the day and year first hereinabove written in the manner hereinafter appearing.
The Common Seal of Dr. Reddy’s Laboratories Limited has been hereunto affixed under the signature of Mr. K. Ganesh, VP- Finance under the authority granted by the Board of Directors of the Company in their meeting held on March 8, 2011.
For DR. REDDY’S LABORATORIES LTD
/s/ K. Ganesh
AUTHORISED SIGNATORY
Witnessed by:
1. Sandeep Poddar
2.

For Dr. REDDY’S LABORATORIES LTD.

/s/ Satish Reddy
SATISH REDDY
MANAGING DIRECTOR & COO

Signed and delivered by the within IDBI TRUSTEESHIP SERVICES LIMITED, as the Debenture Trustee, by the hand of:	For IDBI Trusteeship Services Ltd.

Name: Sarita Iyer	/s/ Sarita Iyer
Designation: Sr. Specialist	Authorised Signatory